Exhibit 99.1

Press Release

Hilb, Rogal and Hamilton Company

Contact:  Liz Cougot

4951 Lake Brook Drive

         Phone: (804) 747-6500

Glen Allen, Virginia 23060-9272

                        Fax:  (804) 747-6046

FOR IMMEDIATE RELEASE

March 25, 2003

HILB, ROGAL AND HAMILTON COMPANY ANNOUNCES RETIREMENT OF ANDREW ROGAL AS CHAIRMAN AND CHIEF EXECUTIVE;

BOARD NAMES VAUGHAN AS SUCCESSOR

RICHMOND, VA—Hilb, Rogal and Hamilton Company (NYSE:HRH), the world’s tenth largest insurance intermediary, announced today that Andrew L. Rogal will retire following the company's annual meeting of shareholders on May 6th for personal reasons.  The board of directors has elected Martin L. (Mell) Vaughan, III to succeed him as chairman and chief executive officer.

Mr. Rogal has served as chief executive officer of Hilb, Rogal and Hamilton since 1997, chairman since 2000 and in various roles with the company since 1979.  During his tenure as chief executive, the company’s stock price has more than quadrupled.

Mr. Vaughan has served as chief operating officer of HRH since 1999 and as its president since 2000.  "Andy Rogal is going to be a tough act to follow, but I am looking forward to the challenge," said Mr. Vaughan. "This company has an excellent strategy, a strong, experienced management team and will maintain its laser focus on increasing shareholder value, ” he said.

Mr. Vaughan joined HRH in 1999, when the company acquired American Phoenix Corporation, of which he was president and chief executive officer.  He led the integration of the two companies and later spearheaded the company’s Best Practices initiative. Before joining American Phoenix in 1990, he was president of the retail division of Poe & Associates, an insurance agency into which he had merged his own agency in 1976. He is a graduate of Jacksonville University.

"My reason for stepping down is purely and completely personal.  I have come to a point in my life where it is abundantly clear that time with family must be and is my highest priority,” Mr. Rogal said in a letter to the Hilb, Rogal and Hamilton staff. "I deeply value the people I’ve worked with, and am immensely proud of the phenomenal success that we’ve shared together over these years.    There is an abundance of character and talent in our company and I have no doubt that, under Mell’s leadership, HRH will not miss a beat.  His diligent and comprehensive efforts to streamline operations and raise sales productivity have earned him the appreciation and respect of all of us,” he continued.

HILB, ROGAL AND HAMILTON COMPANY ANNOUNCES RETIREMENT OF ANDREW ROGAL AS CHAIRMAN AND CHIEF EXECUTIVE;

BOARD NAMES VAUGHAN AS SUCCESSOR --continued

"HRH has grown tremendously in size, in profitability, and, above all, in capability during Andy Rogal's tenure as chief executive," said Norwood H. Davis, Jr., chairman of the corporate governance committee of the board of directors. "We completely understand his need to attend to his family priorities,” he said.

The $3.2 million after-tax cost ($0.09 per share) of Mr. Rogal’s contractual retirement benefit will be reflected as a non-recurring expense in the first quarter’s financial results.

The company cautions readers that the statements contained herein regarding the company's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Hilb, Rogal and Hamilton Company provides insurance and risk management services to a wide spectrum of clients through a network of over 100 offices in the United States.  The company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 10th largest insurance intermediary in the world.  Additional information about HRH may be found at www.hrh.com.